SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                             Schedule 13G
                 Under The Securities Exchange Act of 1934

                            (Amendment No. 1)

                    Health Insurance of Vermont, Inc.
          ____________________________________________________________
                            (Name Of Issuer)

                               Common Par
   _______________________________________________________________________
                       (Title of Class of Securites)

                              422182105
                   ______________________________
                            (Cusip Number)


Check the following box if a fee is being paid with this statement.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5% of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see rule13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                    (Continued on the following page(s))

                            Page 1 of 6 Pages

SEC 1745   (9-82)

CUSIP No.  422182105                 13G            Page 2 of 6 Pages

                    Health Insurance of Vermont, Inc.

- ----------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S.  OR  I.R.S  IDENTIFICATION NO. OF ABOVE PERSON.
          Chemical Banking Corporation - CBC
          The Portfolio Group          - TPG
- ----------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A)
                                                            (B)
- ----------------------------------------------------------------------------
3         SEC USE ONLY
- ----------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Chemical Banking Corporation - CBC
          The Portfolio Group          - TPG
- ----------------------------------------------------------------------------
NUMBER    5                 SOLE VOTING POWER
OF                          CBC - 0
SHARES                      TPG - 0
BENEFI-   ------------------------------------------------------------------
CIALLY    6                 SHARED VOTING POWER
OWNED BY                    NONE
EACH      ------------------------------------------------------------------
REPORTING 7                 SOLE DISPOSITIVE POWER
PERSON                      CBC - 0
WITH                        TPG - 0
          ------------------------------------------------------------------
          8                 SHARED DISPOSITIVE POWER
                            NONE
- ----------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          CBC    - 0
          TPG    - 0
- ----------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
- ----------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          CBC -     0 %
          TPG -     0 %
- -----------------------------------------------------------------------------
12        TYPE OF PERSON REPORTING*
          CBC - HC
          TPG - IA
- -----------------------------------------------------------------------------

                   * SEE INSTRUCTION BEFORE FILLING OUT!

                       Health Insurance of Vermont, Inc.

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Schedule 13G Under
                       The Securities Exchange Act of 1934

                               (Amendment No.1)

Item 1(a).    Name of Issuer:         Health Insurance of Vermont, Inc.

Item 1(b).    Address of Issuer:      One Roosevelt Hwy
                                      P.O.Box 630
                                      Colchester, Vt 05446-0630

               Principal Executive Officer:   John Mahoney, Pres.

Item 2(a).     Name of Person Filing:  This notice is filed by CHEMICAL
                                       BANKING CORPORATION (CBC) and its
                                       wholly owned subsidiary,
                                       The Portfolio Group (TPG).

Item 2(b).     Address of Principal
               Business Office:        CBC:  270 Park Avenue
               Office:                       New York, NY 10017
                                       TPG:  600 Fifth Avenue
                                             New York, NY,10020

Item 2(c).     Citizenship:            CBC - Delaware
                                       TPG - New York

Item 2(d).     Title of Class of Securities:    Common Par

Item 2(e).     CUSIP Number:           422182105

                   Health Insurance of Vermont, Inc.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [  ] Broker or dealer registered under Section 15 of
                        the Act.
               (b) [  ] Bank as defined in Section 3(a)(6) of the Act.
               (c) [  ] Insurance Company as defined in Section 3(a)(19)
                        of the Act.
               (d) [  ] Investment Company registered under Section 8 of the
                        Investment Company Act.
               (e) [X]  Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940.
               (f) [  ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                        Security Act of 1974 or endowment Fund
                        [see Section 240.13d-1(b)(1)(ii)(F)].
               (g) [X]  Parent Holding Company, in accordance with Section
                        240.13d-1(b)(ii)(G).
               (h) [  ] Group, in accordance with Section 240.13d-1(ii)(H).

Item 4.        Ownership:

               (a)  Amount Beneficially Owned:    CBC - 0
                                                  TPG - 0
               (b)  Percent of Class:             CBC - 0%
                                                  TPG - 0%
               (c)  Number of shares as to which such person has:

                    (i)     Sole power to vote or to direct the vote:
                            CBC - 0
                            TPG - 0

                    (ii)    Shared power to vote or to direct the vote:
                            CBC - None
                            TPG - None

                        Health Insurance of Vermont, Inc.

                     (iii)   Sole power to dispose or to direct the
                             disposition of:
                             CBC    - 0
                             TPG    - 0
                      (iv)   shared power to dispose or to direct the
                             disposition of:
                             None


Item 5.        Ownership of Five Percent or Less of a Class:
               Originally reported in error for December 1994.

Item 6.        Ownership of More than Five Percent on Behalf of Another
               Person:

Item 7.        Identification and Classification of the Subsidiary Which
               Holds the Security Being Reported on by the Parent Holding
               Company:

               Pursuant to Rule 13(d) - 1 (c): This notice is filed on behalf of oth CBC and its subsidiary, TPG. In lieu of attaching an exhibit hereto, the identity of TPG is as set forth on the cover page hereof. TPG is classified as an Investment Advisor, as such term is defined in Section (3) (a) (6) of the Securities Exchange Act of 1934, as amended.

Item 8.        Identification and Classification of Members of this Group:
               Not applicable.

Item 9.        Notice of Dissolution of Group:
               Not applicable.

                         Health Insurance of Vermont, Inc.


Item 10.       Certification:
               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and did not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Dated:    May 11, 1995

THE PORTFOLIO GROUP                        CHEMICAL BANKING CORPORATION
/s/Allan Nemethy                           /s/John B. Wynne
   Allan Nemethy                           John B. Wynne
Trust Officer of                           Secretary
Chemical Bank


                             Page 6 of 6

